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Exhibit F-10





March 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


                              Re: Conectiv
                              SEC File No. 70-9095

Dear Sir or Madam:

I am the Vice President, General Counsel and Secretary of Conectiv, a Delaware corporation ("Conectiv"), and have acted as its counsel in connection with the Application/Declaration on Form U-1 (File No. 70-9095) and post-effective amendment No. 20 (the "Amendment") filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv, by two subsidiaries that are operating utility companies (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")), three recently formed public utility companies (Conectiv Delmarva Generation, Inc. ("CDG"), Conectiv Atlantic Generation, L.L.C. ("CAG") and Conectiv Pennsylvania Generation, Inc. ("CPGI"), and various direct and indirect nonutility subsidiaries named therein, including Conectiv Energy Holding Company ("CEH"), the parent company of CDG, and ACE REIT, Inc. ("ACE REIT"), the parent company of CAG(1) (each, an "Applicant" and collectively, the "Applicants"). The Application/ Declaration in File No. 70-9095 has been previously amended by Pre-Effective Amendments Nos. 1 through 3 and Post-Effective Amendments Nos. 1 through 19 (as so amended, the "Application").

Financing transactions were approved by Order dated February 26, 1998 (HCAR No. 26833) as supplemented by Orders dated August 21, 1998 (HCAR No. 26907), September 28, 1998 (HCAR No. 26921), October 21, 1998 (HCAR No. 26930), November 13, 1998 (HCAR No. 26941), December 14, 1999 (HCAR No. 27111), August 17, 2000
(HCAR No. 27213) and June 7, 2001 (HCAR No. 27415) (collectively, the "Financing Orders").

Pursuant to the Financing Orders, during the period ending September 30, 2003 (the "Authorization Period"), Conectiv is authorized, among other things, to: 1) issue short-term debt aggregating no more than $2.0 billion outstanding at any time during the Authorization Period; 2) issue up to an aggregate $250 million of long-term debt or common stock with a reservation of jurisdiction over the issuance of any long-term debt;(2) 3) issue up to $500 million of long-term debt subject to a reservation of

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(1)Pursuant to the Order of the Commission (HCAR No. 35-27415; 70-9095) dated
June 7, 2001, CEH and ACE REIT each would be deemed to be a registered holding company under Section 5 of the Act upon the establishment of any New Utility Subsidiary. The establishment of CPGI on January 18, 2002 as a direct public utility subsidiary of CEH has triggered this requirement. All reporting requirements under the Act for CEH and ACE REIT will be subsumed in the reporting requirements for Conectiv.

(2) Conectiv has two authorizations under the Financing Orders with regard to the issuance of long-term debt and common stock. The first authorization permits Conectiv to issue up to an aggregate of $500 million of long-term debt and common stock (HCAR No. 26833; 70-9095, dated February 26, 1998). Conectiv has issued $250 million of long-term debt pursuant to this authorization. Since the Commission has reserved jurisdiction over any further issuance of long-term debt by Conectiv, the only remaining option, without removal of the reservation of jurisdiction, is for Conectiv to issue up to $250 million of common stock. The second authorization permits Conectiv to issue up to $500 million of long-term debt with the



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jurisdiction;(3) and 4) enter into guarantees, obtain letters of credit, enter into expense agreements or otherwise provide credit support to the obligations of Subsidiaries and unaffiliated third parties in an aggregate amount not to exceed $1.5 billion.

Financings authorized pursuant to the Financing Orders are subject to certain limitations contained, as described in the Amendment.

By the Amendment, Applicants request authorization for the removal of the reservations of jurisdiction by the Commission with regard to the issuance of up to $750 million of long-term debt by Conectiv.

I am a member of the bar of the State of Delaware, the state in which DPL and certain of the other utility and nonutility subsidiaries are incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated and in which certain of the subsidiaries named in the Application are authorized to do business. I am not a member of the bars of the States of New Jersey (in which ACE is incorporated) or Maryland or the Commonwealth of Pennsylvania, states in which certain of the subsidiaries named in the Application are incorporated or qualified to do business. I do not hold myself out as an expert in the laws of any state other than Delaware or Virginia, although I have consulted and will consult with counsel to Conectiv who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are members of the bars of the States of Maryland and New Jersey and the Commonwealth of Pennsylvania.

In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

The opinions expressed below in respect of the proposed issuance of long-term debt are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

Each issuance of long-term debt shall have been duly authorized and approved to the extent required by the governing documents of Conectiv and applicable state laws by the Board of Directors of Conectiv and any consideration to be received in exchange for each such issuance of long-term debt as provided in such resolutions shall have been received and the long-term debt properly executed and issued as provided in said resolutions.

The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed issuance of long-term debt (whether in one or more transactions) described in the Application (the "Proposed Issuance") is consummated in accordance with Application.




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proceeds being used to reduce short-term debt (HCAR No. 27111;
70-9095, dated December 14, 1999). The Commission has also reserved jurisdiction over this issuance of long-term debt by Conectiv.

(3) See the preceding footnote.


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If any long-term debt is issued by Conectiv in a public offering, registration statements shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of the securities shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Conectiv shall have obtained all consents, waivers and releases, if any, required for the issuance of long-term debt under all applicable governing documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Issuance is consummated in accordance with the Application:

All state laws applicable to the Proposed Issuance will have been complied with; however, I express no opinion as to the need to comply with state blue-sky laws.

Conectiv is now and will, at the time of the Proposed Issuance, be validly organized and duly existing under the laws of the jurisdiction in which Conectiv is domiciled.

The long-term debt issued by Conectiv will be a valid and binding obligation of Conectiv in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) by applicable principles of equity (regardless of whether such principles are applied in a proceeding at law or in equity).

The consummation of the Proposed Issuance will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.



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I hereby consent to the use of this opinion in connection with the Application.


                                         Very truly yours,


                                         /s/Peter F. Clark
                                         ----------------------------------
                                         Peter F. Clark